Exhibit 99.1

FOR IMMEDIATE RELEASE
January 16, 2013

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS RECORD EARNINGS FOR 2012

Earnings Summary
(in thousands except per share data)	4Q 2012	3Q 2012	4Q 2011	Year 2012	Year 2011
Net income	$10,552	$10,209	$9,888	$44,862	$38,827
Earnings per share	$0.68	$0.66	$0.64	$2.90	$2.54
Earnings per share – diluted	$0.68	$0.66	$0.64	$2.89	$2.53

Return on average assets	1.15%	1.11%	1.09%	1.23%	1.11%
Return on average equity	10.47%	10.26%	10.71%	11.52%	10.91%
Efficiency ratio	60.75%	58.19%	60.15%	57.93%	60.23%
Tangible common equity	9.36%	9.22%	8.52%	9.36%	8.52%

Dividends declared per share	$0.315	$0.315	$0.310	$1.25	$1.23
Book value per share	$25.64	$25.38	$23.78	$25.64	$23.78

Weighted average shares	15,516	15,491	15,332	15,466	15,313
Weighted average shares – diluted	15,572	15,555	15,384	15,521	15,364

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the fourth quarter 2012 of $10.6 million, or $0.68 per basic share, compared to $9.9 million, or $0.64 per basic share, earned during the fourth quarter 2011 and $10.2 million, or $0.66 per basic share, earned during the third quarter 2012.  Earnings for the year ended December 31, 2012 were $44.9 million, or $2.90 per basic share, a 15.5% increase from the $38.8 million, or $2.54 per basic share earned during the year 2011.

4th Quarter and Year 2012 Highlights

❖
CTBI's basic earnings per share for the quarter increased $0.04 per share from the fourth quarter 2011 and $0.02 per share from the third quarter 2012.  Basic earnings per share for the year 2012 increased $0.36 per share from prior year.  The increase in earnings from prior year was supported by increased net interest income and noninterest income and decreased provision for loan loss and noninterest expense.

❖
Net interest income for the quarter increased 2.6% from prior year fourth quarter and 2.2% from prior quarter as our net interest margin increased 5 basis points and 7 basis points, respectively, for those time periods.  Net interest income for the year increased 0.5% while our net interest margin declined 14 basis points.

❖
Nonperforming loans at $36.0 million decreased $1.3 million from December 31, 2011 but increased $2.0 million from September 30, 2012.  Nonperforming assets at $83.0 million decreased $10.9 million from prior year and $6.6 million from prior quarter.

❖
Net loan charge-offs for both of the quarters ended December 31, 2012 and September 30, 2012 were $2.9 million, or 0.45% of average loans annualized, compared to $4.9 million, or 0.75%, experienced for the fourth quarter 2011.  Net charge-offs for the year 2012 were $9.4 million compared to $14.9 million for the year 2011.

❖
Our loan loss provision for the quarter decreased $0.09 million from prior year fourth quarter and $0.03 million from prior quarter.  Our loan loss provision for the year 2012 was $3.8 million below 2011 as net charge-offs declined $5.5 million and loans declined $6.0 million.

❖
Our loan loss reserve as a percentage of total loans outstanding remained at 1.30% from December 31, 2011 to December 31, 2012.  Our reserve coverage (allowance for loan loss reserve to nonperforming loans) at December 31, 2012 was 92.3% compared to 89.0% at December 31, 2011 and 97.5% at September 30, 2012.

❖
Noninterest income increased 3.3% for the quarter ended December 31, 2012 compared to the same period in 2011 and 10.2% from prior quarter.  Noninterest income for the year 2012 has increased 4.8% as a result of increased gains on sales of loans, trust revenue, and loan related fees, as well as a $1.0 million increase in net securities gains.

❖
Noninterest expense for the quarter ended December 31, 2012 increased from prior year fourth quarter and prior quarter, primarily as a result of increased personnel expense associated with the employee incentive accrual.  Noninterest expense for the year decreased 2.7% from prior year as a result of decreases in FDIC insurance premiums, legal fees, other real estate owned expense, and repossession expense, partially offset by an increase in personnel expense.

❖	Our loan portfolio decreased $6.0 million from prior year and $1.0 million during the quarter.

❖	Our investment portfolio increased $75.9 million from prior year but decreased $17.9 million during the quarter.

❖	Deposits, including repurchase agreements, increased $18.4 million from prior year but declined $16.4 million from prior quarter.

❖	Our tangible common equity/tangible assets ratio remains strong at 9.36%.

Net Interest Income

Net interest income for the quarter increased $0.9 million from prior year and $0.7 million from prior quarter with average earning assets increasing 1.9% and 0.3% and our net interest margin increasing 5 basis points and 7 basis points for the same periods.  The yield on average earning assets decreased 19 basis points from prior year fourth quarter and 6 basis points from prior quarter.  Loans represented 75.5% of our average earning assets for the quarter ended December 31, 2012 compared to 77.3% for the quarter ended December 31, 2011 and 75.4% for the quarter ended September 30, 2012.  The cost of interest bearing funds decreased 28 basis points from prior year fourth quarter and 16 basis points from prior quarter.  Net interest income for the year 2012 increased $0.7 million as our net interest margin declined 14 basis points and average earning assets increased 4.2%.  The increased cost of our Hoops CD product resulting from the University of Kentucky’s national championship win increased our cost of interest bearing funds and decreased our net interest margin by approximately 2 basis points during the fourth quarter 2012, approximately 6 basis points during the third quarter 2012, and approximately 4 basis points for the year.

Noninterest Income

Noninterest income increased 3.3% for the fourth quarter 2012 compared to the fourth quarter 2011 and 10.2% from prior quarter, primarily as a result of increased loan related fees.  Noninterest income for the year 2012 has increased 4.8% as a result of increased gains on sales of loans, trust revenue, and loan related fees, partially offset by a decline in deposit service charges.  Loan related fees were impacted by a $0.8 million variance year over year in adjustments to the fair value of our mortgage servicing rights, as well as the receipt of a $0.4 million commercial loan prepayment penalty.  Noninterest income was also impacted by $1.2 million in net securities gains for the year 2012 compared to $0.2 million for the year 2011.

Noninterest Expense

Noninterest expense for the fourth quarter 2012 increased from prior year fourth quarter and prior quarter, primarily as a result of increased personnel expense associated with the employee incentive accrual.  Noninterest expense for the year decreased 2.7% from prior year as a result of decreases in FDIC insurance premiums, legal fees, other real estate owned expense, and repossession expense, partially offset by an increase in personnel expense.

Balance Sheet Review

CTBI’s total assets at $3.6 billion increased $44.5 million, or 1.2%, from December 31, 2011 but declined $5.9 million, or an annualized 0.6%, during the quarter.  Loans outstanding at December 31, 2012 were $2.6 billion, decreasing $6.0 million, or 0.2%, from December 31, 2011 and $1.0 million, or an annualized 0.2%, during the quarter.  Loan growth during the year of $8.5 million in the commercial loan portfolio and $45.8 million in the residential loan portfolio was offset by a decline of $60.3 million in the consumer loan portfolio, primarily in our indirect auto lending area.  CTBI's investment portfolio increased $75.9 million, or 14.4%, from December 31, 2011 but decreased $17.9 million, or an annualized 11.4%, during the quarter.  Deposits, including repurchase agreements, at $3.1 billion increased $18.4 million, or 0.6%, from December 31, 2011 but decreased $16.4 million, or an annualized 2.1%, from prior quarter.

Shareholders’ equity at December 31, 2012 was $400.3 million compared to $366.9 million at December 31, 2011 and $396.1 million at September 30, 2012.  CTBI's annualized dividend yield to shareholders as of December 31, 2012 was 3.84%.

Asset Quality

CTBI's total nonperforming loans were $36.0 million at December 31, 2012, a 3.4% decrease from the $37.3 million at December 31, 2011 but a 5.8% increase from the $34.0 million at September 30, 2012.  The increase for the quarter included a $3.3 million increase in the 90+ days past due category partially offset by a $1.3 million decrease in nonaccrual loans.  The increase in the 90+ past due loans is made up of various commercial loans that are considered to be well secured and in the process of collection.  Loans 30-89 days past due at $27.0 million is an increase of $5.3 million from December 31, 2011 and a $5.5 million increase from prior quarter.  The increase in our 30-89 days past due loans is primarily one commercial relationship collateralized by income producing property and is considered well secured.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at December 31, 2012 totaled $60.7 million, compared to $47.4 million at December 31, 2011 and $60.9 million at September 30, 2012.

Our level of foreclosed properties at $47.0 million at December 31, 2012 was a decrease from $56.5 million at December 31, 2011 and $55.6 million at September 30, 2012.  Sales of foreclosed properties for the year ended December 31, 2012 totaled $19.3 million while new foreclosed properties totaled $12.0 million.  At December 31, 2012, the book value of properties under contracts to sell was $3.3 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarters ended December 31, 2012 and September 30, 2012 were $2.9 million, or 0.45% of average loans annualized, compared to $4.9 million, or 0.75%, experienced for the fourth quarter 2011.  Of the total net charge-offs for the quarter, $0.8 million were in commercial loans, $0.9 million were in indirect auto loans, and $0.4 million were in residential real estate mortgage loans.  Allocations to loan loss reserves were $2.9 million for the quarters ended September 30, 2012 and December 31, 2012 compared to $3.0 million for the quarter ended December 31, 2011.  Net charge-offs for the year 2012 were $9.4 million, or 0.37% of average loans, compared to $14.9 million, or 0.58% of average loans, for the year 2011.  Our loan loss reserve as a percentage of total loans outstanding has remained at 1.30% from December 31, 2011 to December 31, 2012.  Our reserve coverage was 92.3% at December 31, 2012.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.6 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2012
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Interest income	$38,091	$38,450	$39,051	$153,722	$158,460
Interest expense	4,328	5,404	6,143	21,588	27,005
Net interest income	33,763	33,046	32,908	132,134	131,455
Loan loss provision	2,946	2,919	3,040	9,450	13,262

Gains on sales of loans	580	660	583	2,562	1,749
Deposit service charges	6,131	6,038	6,577	23,996	25,576
Trust revenue	1,749	1,734	1,564	6,918	6,354
Loan related fees	1,514	631	763	4,042	2,372
Securities gains	336	-	218	1,155	218
Other noninterest income	1,633	1,775	1,854	7,284	7,563
Total noninterest income	11,943	10,838	11,559	45,957	43,832

Personnel expense	13,388	13,285	11,754	51,888	48,795
Occupancy and equipment	2,871	2,926	2,855	11,422	11,679
FDIC insurance premiums	640	643	638	2,553	3,192
Amortization of core deposit intangible	53	53	53	213	213
Other noninterest expense	10,891	8,906	11,567	37,478	42,508
Total noninterest expense	27,843	25,813	26,867	103,554	106,387

Net income before taxes	14,917	15,152	14,560	65,087	55,638
Income taxes	4,365	4,943	4,672	20,225	16,811
Net income	$10,552	$10,209	$9,888	$44,862	$38,827

Memo: TEQ interest income	$38,549	$38,922	$39,468	$155,556	$160,037

Average shares outstanding	15,516	15,491	15,332	15,466	15,313
Diluted average shares outstanding	15,572	15,555	15,384	15,521	15,364
Basic earnings per share	$0.68	$0.66	$0.64	$2.90	$2.54
Diluted earnings per share	$0.68	$0.66	$0.64	$2.89	$2.53
Dividends per share	$0.315	$0.315	$0.310	$1.25	$1.23

Average balances:
Loans	$2,554,130	$2,542,832	$2,566,047	$2,549,459	$2,580,351
Earning assets	3,381,936	3,371,420	3,320,294	3,357,134	3,221,648
Total assets	3,658,845	3,650,422	3,611,517	3,641,660	3,505,903
Deposits	2,933,737	2,940,138	2,868,998	2,928,579	2,811,333
Interest bearing liabilities	2,598,929	2,611,981	2,593,362	2,610,495	2,540,317
Shareholders' equity	400,846	395,902	366,352	389,377	355,773

Performance ratios:
Return on average assets	1.15%	1.11%	1.09%	1.23%	1.11%
Return on average equity	10.47%	10.26%	10.71%	11.52%	10.91%
Yield on average earning assets (tax equivalent)	4.53%	4.59%	4.72%	4.63%	4.97%
Cost of interest bearing funds (tax equivalent)	0.66%	0.82%	0.94%	0.83%	1.06%
Net interest margin (tax equivalent)	4.03%	3.96%	3.98%	3.99%	4.13%
Efficiency ratio (tax equivalent)	60.75%	58.19%	60.15%	57.93%	60.23%

Loan charge-offs	$3,593	$3,664	$5,446	$12,590	$17,534
Recoveries	(703)	(800)	(578)	(3,214)	(2,638)
Net charge-offs	$2,890	$2,864	$4,868	$9,376	$14,896

Market Price:
High	$36.40	$36.92	$29.99	$36.92	$30.35
Low	29.60	33.15	22.28	29.13	22.28
Close	32.78	35.53	29.42	32.78	29.42

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2012
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2012	September 30, 2012	December 31, 2011
Assets:
Loans	$2,550,573	$2,551,537	$2,556,548
Loan loss reserve	(33,245)	(33,189)	(33,171)
Net loans	2,517,328	2,518,348	2,523,377
Loans held for sale	22,486	771	536
Securities AFS	603,343	621,230	527,398
Securities HTM	1,662	1,662	1,662
Other equity investments	30,558	30,558	30,556
Other earning assets	141,290	153,663	182,484
Cash and due from banks	73,451	59,480	69,723
Premises and equipment	54,321	55,068	54,297
Goodwill and core deposit intangible	66,394	66,447	66,607
Other assets	124,831	134,304	134,539
Total Assets	$3,635,664	$3,641,531	$3,591,179

Liabilities and Equity:
NOW accounts	$28,717	$22,200	$19,113
Savings deposits	853,716	848,068	821,036
CD's >=$100,000	643,629	647,433	647,557
Other time deposits	771,338	794,159	805,918
Total interest bearing deposits	2,297,400	2,311,860	2,293,624
Noninterest bearing deposits	606,448	599,984	584,735
Total deposits	2,903,848	2,911,844	2,878,359
Repurchase agreements	210,120	218,511	217,177
Other interest bearing liabilities	75,084	71,634	96,054
Noninterest bearing liabilities	46,268	43,445	32,723
Total liabilities	3,235,320	3,245,434	3,224,313
Shareholders' equity	400,344	396,097	366,866
Total Liabilities and Equity	$3,635,664	$3,641,531	$3,591,179

Ending shares outstanding	15,613	15,604	15,430
Memo: Market value of HTM securities	$1,659	$1,664	$1,661

30 - 89 days past due loans	$27,030	$21,539	$21,721
90 days past due loans	19,215	15,928	11,515
Nonaccrual loans	16,791	18,098	25,753
Restructured loans (included in impaired loans, excluding 90+ days past due and nonaccrual)	22,242	22,745	19,305
Foreclosed properties	46,986	55,551	56,545
Other repossessed assets	5	25	58

Tier 1 leverage ratio	10.65%	10.51%	9.89%
Tier 1 risk based ratio	15.23%	14.86%	13.88%
Total risk based ratio	16.49%	16.12%	15.14%
Tangible equity to tangible assets ratio	9.36%	9.22%	8.52%
FTE employees	1,035	1,032	1,015

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2012
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and twelve months ending December 31, 2012 and 2011 as follows:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net income	$10,552	$9,888	$44,862	$38,827

Basic earnings per share	$0.68	$0.64	$2.90	$2.54

Diluted earnings per share	$0.68	$0.64	$2.89	$2.53

Average shares outstanding	15,516	15,332	15,466	15,313

Total assets (end of period)	$3,635,664	$3,591,179

Return on average equity	10.47%	10.71%	11.52%	10.91%

Return on average assets	1.15%	1.09%	1.23%	1.11%

Provision for loan losses	$2,946	$3,040	$9,450	$13,262

Gains on sales of loans	$580	$583	$2,562	$1,749